EXHIBIT 10.2

               TOUCHSTAR SOFTWARE CORPORATION RESELLER AGREEMENT
                            DATED SEPTEMBER 14, 2005

                         TOUCHSTAR SOFTWARE CORPORATION

                               RESELLER AGREEMENT


         This Reseller Agreement is made and entered into as of this 14 day of SEPTEMBER, 200_ (the "Effective Date"), by and between TOUCHSTAR SOFTWARE CORPORATION, a Delaware corporation with its principal place of business at 3025 South Parker Road, Suite 925, Aurora, Colorado 80014, United States ("TouchStar"), and WORLDWIDE STRATEGIES, a NEVADA corporation, with its principal place of business at 3801-E FLORIDA AVE STE 400 DENVER, CO 80210 ("Reseller").

                                    RECITALS

A. TouchStar produces and distributes the TouchStar Software and provides the related Support Services.

B. Reseller has represented to TouchStar that it possesses experience, knowledge, and skill in the calling service industry and has the capability to effectively market and distribute the TouchStar Software and Support Services in the Territory.

C. Reseller desires to market and distribute the TouchStar Software to Customers as a non-exclusive value added reseller in the Territory pursuant to the terms contained in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and intending legally to be bound hereby, the parties agree as follows:

1. DEFINITIONS.

         In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular as well as the plural forms of the terms defined):

         "AAA" has the meaning ascribed to that term in Section 10.12(b) of this Agreement.

         "AAA Rules" has the meaning ascribed to that term in Section 10.12(b) of this Agreement.

         "Affiliate" as used in this Agreement with respect to an Entity, means any person controlling, controlled by or under common control with such Entity. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of an Entity, whether through the ownership of voting securities or otherwise.

         "Agreement" means this Reseller Agreement and the Exhibits attached hereto as the same may be amended from time to time in accordance with the terms set forth herein.




Rev 3/05

         "Ancillary Software" has the meaning ascribed to that term in Section
4.13 of this Agreement.

         "Annual Marketing Plan" has the meaning ascribed to that term in
Section 4.3 of this Agreement.

         "Assessment" has the meaning ascribed to that term in Section 6.2 of this Agreement.

         "Confidential Information" means any and all trade secrets and other confidential information and know-how related directly or indirectly to TouchStar's business or its products, including inventions, materials, formulae, confidential research, technical information, technology, general know-how, patterns, specifications, systems data, equipment, operating standards and procedures, developments and improvements, computer programs, operating systems, source code, object code, middleware, firmware, information regarding projects, programs and sales, names and addresses of past and present customers, pricing data, internal procedures, systems, methods forms, manuals, financial data, price lists, customer service information, marketing information, and all other information relating to TouchStar, the TouchStar Software, Support Services, or other products or services of TouchStar that is not generally known to the public.

         "Copyrights" means all right, title, and interest of TouchStar in and to all copyrights and rights and interests in copyrights and works protectible by copyright, whether now owned or hereafter acquired or created by TouchStar (in whole or in part) and all renewals and extensions thereof, throughout the universe and in perpetuity, whether or not registered or recorded in the United States Copyright Office or in the copyright office or agency of any other country or jurisdiction and including all works based upon, incorporated in, derived from, incorporating or relating to all works covered by copyright, including copyrights or rights or interests in copyrights registered or recorded in the United States Copyright Office or in the copyright office or agency of any other country or jurisdiction.

         "Customer" means a third party end-user with headquarter offices in the Territory to whom or to which Reseller resells or causes the resale of the TouchStar Software and Support Services.

         "Dollars" or "US$" means the lawful currency of the United States.

         "Effective Date" has the meaning ascribed to that term in the introductory paragraph of this Agreement.

         "Entity" means any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any foreign trust or foreign business organization.

         "Fees" means the installation fees, licensing fees and support service fees owed by Reseller to TouchStar, as set forth on EXHIBIT A.

         "Government Controls" means economic and other sanctions instituted by a Governmental Body related to certain transactions, such as the transfer of technology and technical data, the transfer of funds, the provisions of goods and services, and other dealings, including, but not limited to, sanctions administered by the United States government pursuant to the United States Export Administration Act, the United States Arms Export Control Act, the International Emergency Economic Powers Act, the United States Foreign Corrupt Practices Act of 1977, all as amended, and the USA PATRIOT Act, and the regulations promulgated thereunder and certain regulations promulgated by the United States Department of Treasury.

         "Governmental Body" means any (a) nation, state, country, or other jurisdiction of any nature, (b) national, federal, state, local, municipal, foreign, or other government, governmental, or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Intellectual Property Rights" means the Confidential Information of TouchStar, the Copyrights, the Patents, and the Trademarks.

         "Legal Requirements" means any national, federal, state, local, municipal, foreign, international, multinational, or other administrative order, law, constitutional law, ordinance, principle of law, regulation, statute, treaty, directive or decree, including Government Controls.

         "License Agreement" means the license agreement to be provided to each Customer with regard to the use by such Customer of the TouchStar Software, in the form of EXHIBIT B, attached to this Agreement.

         "Licenses" means those software and other licenses from third parties necessary lawfully to provide the Support Services.

         "Marketing Materials" has the meaning ascribed to that term in Section
3.2 of this Agreement.

         "Other Reseller" means any person or Entity acceptable to TouchStar in its sole discretion with whom or with which Reseller enters into an Other Reseller Agreement to promote, market, distribute, license and sell the TouchStar Software and Support Services to Customers in the Territory; PROVIDED that such person or Entity shall not be an end-user of either the TouchStar Software or the Support Services.

         "Other Reseller Agreement" has the meaning ascribed to that term in
Section 2.2(a)(i) of this Agreement.

         "Patents" means (a) all right, title and interest of TouchStar in and to all applicable Letters Patent and applications for Letters Patent and the inventions described therein and any Letters Patent which may issue therefrom and which have been or may have been filed in the United States or in any other country for any such inventions or for any improvements, reissues, divisions, continuations, renewals, additions, extensions, substitutes, continuations-in-part which may be made, filed, or granted on any of them, including the rights to all benefits therefrom arising under the International Convention for the Protection of Industrial Property or any other international treaty affecting such rights; (b) any right, title and interest of TouchStar in any utility model, design registration, trade secret, confidential research, development and commercial information, know-how, technical information, engineering, practical information, patterns, specifications, formulae, manufacturing procedures, quality control, data and procedures, systems' data, software programs, equipment, operating standards and applications, developments, and improvements; and (c) any rights to licenses or other benefits under any Letters Patent, applications for Letters Patent and/or invention, utility model registration, design registration and inventor's certificate anywhere in the world, whether or not patentable, which are obtained by TouchStar or to which TouchStar becomes entitled during the term of this Agreement.

         "Private Label Software" has the meaning ascribed to that term in
Section 7.2 of this Agreement.

         "Quotas" has the meaning ascribed to that term in Section 4.11 of this Agreement.

         "Registered Leads" has the meaning ascribed to that term in Section 2.6 of this Agreement.

         "Reseller" has the meaning ascribed to that term in the introductory paragraph of this Agreement, including its legal representatives, successors, and assigns.

         "Reseller Marks" has the meaning ascribed to that term in Section 7.2 of this Agreement.

         "Reverse Engineer" means translate, disassemble, decompile, analyze, reverse engineer or reverse program, or otherwise attempt to derive the code or programming for the TouchStar Software or the Private Label Software.

         "Specifications" has the meaning ascribed to that term in Section 3.4(a) of this Agreement.

         "Support Services" means those support services related to the TouchStar Software as described in the attached EXHIBIT C.

         "Technical Prerequisites" has the meaning ascribed to that term in
Section 3.4(b) of this Agreement.

         "Term" has the meaning ascribed to that term in Section 8.1 of this Agreement.

         "Territory" means the geographical region described in the attached EXHIBIT D.

         "TouchStar" has the meaning ascribed to that term in the introductory paragraph of this Agreement, including its legal representatives, successors, and assigns.

         "TouchStar Intellectual Property Rights" means the Copyrights, the Patents, and the Trademarks.

         "TouchStar Software" means the software necessary for the operation of call center systems which is being licensed by TouchStar pursuant to this Agreement. In the event that TouchStar develops Private Label Software for Reseller, the term "TouchStar Software," when the context so requires, shall include Private Label Software.

         "Trademarks" means all right, title and interest of TouchStar in and to
(a) all trademarks, trade names, trade styles, service marks, logos, trade dress, unpatentable designs, and designations and indicia of any kind, now existing or hereafter adopted or acquired, and all registrations and recordings thereof, including applications, registrations, and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any other country or jurisdiction or any political subdivision thereof, all whether now owned or hereafter acquired by TouchStar and all reissues, extensions, or renewals thereof, and (b) any licenses of or licensing agreements (including registered user agreements) pertaining to any of the foregoing, together with all amendments, supplements, modifications or extensions thereof.

         "United States" means the United States of America and its territories and possessions.

2. APPOINTMENT OF RESELLER.

     2.1  NONEXCLUSIVE RESELLER.  Subject to applicable Legal Requirements:

            (a) TouchStar hereby appoints Reseller as its nonexclusive value-
                added reseller for the limited purposes of promoting, marketing, distributing, licensing and selling the TouchStar Software and Support Services in the Territory, and Reseller accepts the appointment as such. Reseller shall have the right under this Agreement to promote, market, distribute, license and sell the TouchStar Software and Support Services to Customers in the Territory. TouchStar reserves the right to provide the TouchStar Software and Support Services to other customers in the Territory and/or to appoint additional distributors or representatives in all or any part of the Territory.

     2.2 OTHER RESELLERS. Subject to applicable Legal Requirements and to the provisions of this Section 2.2:

            (a) Reseller may promote, market, distribute, license and sell
                TouchStar Software and Support Services in the Territory through Other Resellers; PROVIDED that:

                  (i) Reseller notifies TouchStar in writing in respect of each Other Reseller that Reseller intends to use to promote, market, distribute, license and sell TouchStar Software and Support Services in the Territory;

                  (ii) TouchStar approves in writing each Other Reseller that Reseller intends to use to promote, market, distribute, license and sell TouchStar Software and Support Services in the Territory, which approval TouchStar may grant in its sole discretion;

                  (iii) Reseller enters into a binding written agreement with each Other Reseller (the "Other Reseller Agreement"), which Other Reseller Agreement incorporates the terms, conditions, duties, rights and obligations of this Agreement;

                  (iv) Reseller provides to TouchStar a fully executed copy of each Other Reseller Agreement;

                  (v) each Other Reseller shall promote, market, distribute, license and sell the TouchStar Software and the Support Services only in the Territory and only in accordance with the provisions of this Agreement, including, but not limited to, delivery of License Agreements to Customers, and compliance with Legal Requirements and Government Controls; and

                  (vi) Reseller shall terminate any Other Reseller Agreement in the event that the Other Reseller to whom or to which the Other Reseller Agreement relates fails to comply with the terms and conditions of such Other Reseller Agreement or this Agreement. Any Other Reseller shall obtain the TouchStar Software and the Support Services directly from the Reseller.

            (b) Reseller shall be responsible for all actions of Other Resellers with regard to the promotion, marketing, distribution, licensing and sale of TouchStar Software. Reseller shall be liable for any unauthorized or illegal use of the TouchStar Software by any Other Reseller, including, but not limited to, any actions or attempts to Reverse Engineer the TouchStar Software and any promotion, marketing, distribution, licensing or sale of the TouchStar Software in violation of Government Controls or other Legal Requirements.

            (c) No Other Reseller shall have the right to use, copy, modify, alter or Reverse Engineer any TouchStar Software whatsoever, and Reseller shall take all necessary steps to ensure that all acts or any Other Reseller related in any way to the TouchStar Software are consistent with the terms and conditions of this Agreement.

     2.3 RESELLER'S OBLIGATION NOT TO COMPETE. Reseller shall not obtain the TouchStar Software or Support Services (or any software or services which compete with the TouchStar Software) for sale from any Entity other than TouchStar or its authorized agents. Nothing contained in this Agreement is intended to limit Reseller from responding to unsolicited requests from Customers from outside of the Territory; PROVIDED, HOWEVER, that Reseller shall (a) immediately notify TouchStar upon receipt of any such request and (b) not seek customers of TouchStar Software or Support Services in any other location other than in the Territory. Reseller shall not sell TouchStar Software or Support Services to any person or Entity outside the Territory or within the Territory if, to Reseller's knowledge, any such person or Entity intends to resell the TouchStar Software or Support Services outside of the Territory. Reseller shall not import, promote, distribute, license, market or sell any products in the Territory which directly compete with the TouchStar Software or Support Services.

     2.4 CHANGES IN TOUCHSTAR SOFTWARE AND SUPPORT SERVICES. TouchStar shall have the right at any time and from time to time, in its sole discretion, (a) to change the TouchStar Software or Support Services included within the scope of this Agreement by providing written notice to Reseller at least thirty (30) days prior to the date the change becomes effective and (b) to change the design, capabilities or other characteristics of the TouchStar Software or Support Services, or discontinue the production or marketing of all or any portion of the TouchStar Software or Support Services, without prior notice of any kind. Upgrades and enhancements to the TouchStar Software or Support Services shall automatically be deemed included as TouchStar Software or Support Services, as applicable, unless TouchStar notifies Reseller otherwise.

     2.5  USE OF TOUCHSTAR SOFTWARE.

            (a) TouchStar hereby grants to Reseller, with the additional right to grant to Other Resellers who or which enter into an Other Reseller Agreement, the nontransferable and nonexclusive right and license to use one copy of the TouchStar Software as necessary to demonstrate the TouchStar Software to potential Customers in the Territory. Reseller shall not copy, modify, alter, Reverse Engineer or transfer, electronically or otherwise, any TouchStar Software.

            (b) TouchStar reserves the absolute right, without providing notice to Reseller, to include software code or other markings in the TouchStar Software (and the Private Label Software) to assist TouchStar in monitoring the compliance by Reseller and Other Resellers with their respective obligations not to copy, modify, alter, modify or Reverse Engineer the TouchStar Software. In addition, in order to protect TouchStar's rights in and to the TouchStar Software, THE TOUCHSTAR SOFTWARE MAY CONTAIN A PROPRIETARY SCHEME THAT ALLOWS TOUCHSTAR TO DISABLE USE OF THE TOUCHSTAR SOFTWARE BY RESELLER, ANY OTHER RESELLER, OR CUSTOMER. TOUCHSTAR MAY DISABLE THE TOUCHSTAR SOFTWARE IN THE EVENT THAT TOUCHSTAR DISCOVERS THAT RESELLER OR ANY OTHER RESELLER HAS, OR HAS ATTEMPTED TO, COPY, MODIFY, ALTER OR REVERSE ENGINEER THE TOUCHSTAR SOFTWARE.

     2.6 LEADS FOR TOUCHSTAR SOFTWARE. Reseller shall solicit orders for TouchStar Software from potential Customers and shall submit such leads in writing to TouchStar (the "Registered Leads"). No Registered Leads shall be binding on TouchStar until accepted by TouchStar, and TouchStar reserves the right to reject any order or to cancel the same or any part of it after acceptance, for credit or for any other reason whatsoever deemed by TouchStar to be sufficient. Each Registered Lead shall include: (a) the name, address and telephone number of the Customer; (b) a list of the TouchStar Software and Support Services to be provided; (c) the delivery address for the TouchStar Software, whether to Reseller or Customer; (d) the proposed shipment date; and (e) a reference to this Agreement.

     2.7 LEAD TIMES. Registered Leads shall be submitted at least thirty (30) days prior to the requested shipping date for any TouchStar Software or Support Services.

3. TOUCHSTAR'S DUTIES.

     3.1 AVAILABILITY OF SUPPORT SERVICES. TouchStar shall use reasonable commercial efforts to maintain or cause to be maintained the availability of the TouchStar Software and Support Services to Customers in the Territory.

     3.2 MARKETING AND PROMOTIONAL LITERATURE. TouchStar shall provide to Reseller marketing presentations and other literature prepared by TouchStar in the ordinary course of business describing the TouchStar Software and Support Services in order to assist Reseller in the marketing of the Support Services in the Territory (the "Marketing Materials"). The Marketing Materials will contain some or all of the Trademarks. Reseller may include its trademarks, service marks or other logos on the Marketing Materials; provided that Reseller may not remove, replace or otherwise modify the Trademarks included on such Marketing Materials.

     3.3 LICENSES. TouchStar shall grant to Reseller those Licenses necessary for Reseller to provide Support Services to Customers. TouchStar shall charge to Reseller the cost incurred by TouchStar to obtain such Licenses.

     3.4  INSTALLATION.

            (a) At the request and on behalf of Reseller and any Other Reseller,
                TouchStar will install call center systems at Customer locations; PROVIDED that (i) TouchStar and Reseller or any Other Reseller, as applicable, agree in writing on the configuration of such call center systems (the "Specifications") and (ii) Reseller and any Other Reseller informs the Customer that TouchStar is installing the call center system on behalf of such Reseller or any Other Reseller.

            (b) TouchStar will use reasonable commercial efforts to install the call center system on behalf of Reseller or any Other Reseller in a timely fashion. However, TouchStar and Reseller or any Other Reseller recognize and agree that the installation of the call center system depends on (i) TouchStar receiving certain information and data from Customer, (ii) Customer providing on a timely basis the necessary technical prerequisites for the installation of the call center system, such as T-1 lines, cabling and workstations (the "Technical Prerequisites"), and
                (iii) the number and type of any change orders requested by the Customer during the installation of the call center system. TouchStar will not be responsible for any delays in the installation of the call center system based on whole or in part on (i) delays by the Customer in providing information and data to TouchStar required for the installation of the call center system, (ii) the delay or failure by the Customer to provide the Technical prerequisites, and (iii) any change orders requested with regard to the call center system.

4. RESELLER'S DUTIES.

     4.1 TECHNICAL AND SALES CAPABILITIES. Reseller acknowledges that the proper marketing and support of the TouchStar Software and Support Services requires substantial expertise and commitment. Reseller shall at all times during the term of this Agreement, at its expense, maintain the ability (a) to provide competent and adequate technical assistance, service and support, (b) to explain in detail to its Customers the features and capabilities of the Support Services, (c) to assist Customers in determining which configuration of the Support Services will best meet their particular needs and desires, and (d) otherwise to carry out its obligations under this Agreement.

     4.2 DISTRIBUTION OF TOUCHSTAR SOFTWARE AND SUPPORT SERVICES. Reseller shall use its best endeavors to vigorously promote and resell the TouchStar Software and Support Services within the Territory.

     4.3 MARKETING PLAN. Reseller shall be responsible for developing and implementing an annual marketing plan and system for reselling the TouchStar Software and the Support Services (the "Annual Marketing Plan"), which Annual Marketing Plan shall, prior to any use by Reseller, be approved by TouchStar. The Annual Marketing Plan shall be submitted to TouchStar no later than thirty (30) days after the Effective Date.

     4.4 MARKETING PRACTICES. Reseller shall at all times conduct its business in a manner that reflects favorably on the TouchStar Software, the Support Services and upon TouchStar's name, goodwill, and reputation. Reseller shall demonstrate and otherwise represent the TouchStar Software and the Support Services fairly in comparison with competitive products and shall not make any false or misleading comparisons or representations regarding the TouchStar Software or the Support Services or any representations relating to the TouchStar Software or the Support Services that are inconsistent with TouchStar's product literature, or warranties. Reseller shall not engage in any illegal, deceptive, misleading, or unethical practices that may be detrimental to TouchStar.

     4.5 PRODUCT LITERATURE. Subject to the provisions of Section 3.2, Reseller shall have the right to use and distribute the Marketing Literature to Customers. In the event Reseller desires to use, in connection with sales of the Support Services, any literature, technical data, price lists, promotional materials, or similar materials (including, for example, any materials written in any language other than English) other than the Marketing Materials, Reseller shall prepare such materials at its expense. All such materials shall be submitted to TouchStar for approval, and Reseller shall not use, in connection with the sale of the Support Services, any materials that have not been prepared or approved by TouchStar.

     4.6 CUSTOMER ASSISTANCE. Reseller, at its expense, shall provide assistance to its Customers in connection with the TouchStar Software and Support Services, including installation assistance, direction regarding the operation of the TouchStar Software and Support Services, and other similar assistance.

     4.7 SOFTWARE LICENSE AGREEMENT. Reseller and each Other Reseller shall deliver to each Customer a copy of the License Agreement. TouchStar shall have the right to modify the terms and conditions of the License Agreement from time to time, in the sole discretion of TouchStar. Upon request from TouchStar, Reseller and each Other Reseller shall deliver the License Agreement prior to delivery of the TouchStar Software and Support Services. Reseller shall provide TouchStar with the name and address of each Customer who or which receives a copy of the License Agreement, whether from Reseller or from an Other Reseller.

     4.8 REPORTS, FORECASTS. As frequently as TouchStar reasonably requests (but in no event less than quarterly), Reseller shall provide to TouchStar written reports showing (a) Reseller's current Customers for TouchStar Software and Support Services, (b) forecasts of Reseller's anticipated orders for TouchStar Software and Support Services, and
          (c) any other information regarding the TouchStar Software and Support Services and the resale of TouchStar Software and Support Services that TouchStar reasonably requests. All expenses associated with such written reports shall be borne by Reseller.

     4.9 NOTIFICATION. Reseller shall report promptly to TouchStar concerning any market information that comes to Reseller's attention regarding TouchStar, the TouchStar Software or the Support Services, including information regarding TouchStar's market position and the competitiveness of the TouchStar Software or the Support Services in the marketplace. Reseller shall report promptly to TouchStar all claimed or suspected defects in the TouchStar Software or Support Services and shall notify TouchStar in writing of any claim or proceeding involving the TouchStar Software or Support Services within five (5) days after Reseller learns of the claim or proceeding.

     4.10 COMPLIANCE WITH LAWS. Reseller and each Other Reseller shall conduct its business in compliance with all applicable laws and regulations in any way related to the Support Services, and performance of Reseller's duties under this Agreement. Without limiting the generality of the foregoing, Reseller shall:

            (a) Comply with all applicable international, national, regional and local laws and rules in and of the Territory now in effect or hereafter enacted or issued relating to the TouchStar Software and the Support Services;

            (b) Comply with any requirement for the registration or recording of this Agreement with any Governmental Body in the Territory;

            (c) Give proper weight and consideration to the interests of
                TouchStar in all dealings;

            (d) Comply at all times, and cause persons under its control to comply at all times, with any and all Government Controls and other Legal Requirements;

            (e) Refrain from any action or omission which will cause TouchStar to be in violation of any law of any jurisdiction in the Territory or of any other Legal Requirement, including Government Controls.

     4.11 PERFORMANCE QUOTAS. Each Annual Marketing Plan developed by Reseller during the term of this Agreement and any extension thereof shall contain quotas mutually agreed between TouchStar and Reseller for the sale by Reseller of TouchStar Software and Support Services in the Territory for the year to which such Annual Marketing Plan relates (the "Quotas"). Reseller acknowledges that meeting the Quotas is an essential element of this Agreement and that this Agreement may be terminated by TouchStar if, in TouchStar's reasonable opinion, Reseller will not meet the Quotas during the Term or any extension thereof.

     4.12 INSURANCE. At a minimum, Reseller will subscribe for and maintain during the Term and for a period of two (2) years thereafter, commercial general liability insurance and errors and omission insurance in minimum amounts of Two Million Dollars (US$2,000,000) per occurrence. Reseller will cause its insurance agent or broker to issue and deliver to TouchStar certified copies of certificates evidencing that insurance coverage of the required types and limits are in full force and effect. Reseller will ensure that any persons or entities engaged by or employed by it will carry and maintain such insurance coverage. Each policy will include a provision requiring notice to the other party at least thirty (30) days prior to any cancellation, non-renewal, or material modification of the policy and will require that each policy will name TouchStar as an additional insured.

     4.13 ANCILLARY SOFTWARE. Reseller shall have the right to develop ancillary software compatible with the TouchStar Software for the use of its Customers, including, but not limited to translations of the TouchStar Software for use in languages other than English (the "Ancillary Software"). In the event Reseller decides to develop Ancillary Software, Reseller shall give TouchStar thirty (30) days notice of its intent to develop the Ancillary Software. TouchStar, at its sole discretion may decide to assist with the development of the Ancillary Software. TouchStar shall own all Ancillary Software.

     4.14 TECHNICAL PREREQUISITES. In the event that TouchStar installs call center systems on behalf of Reseller, Reseller shall provide to TouchStar any and all information on Technical Prerequisites reasonably requested by TouchStar in order to assist TouchStar in the installation of the applicable call center system.

     4.15 COVENANT NOT TO SOLICIT. During the Term, and for a period of one year following the termination or expiration of this Agreement, Reseller will not, directly or indirectly, make an offer of employment to any current employee of TouchStar or otherwise encourage or solicit any current employee of TouchStar to leave the employ of TouchStar for any reason, or to devote less than all of such employee's efforts to the affairs of TouchStar, without (a) the prior written agreement of TouchStar, which TouchStar may grant in its sole discretion, and (b) the payment by Reseller to TouchStar of a mutually agreeable severance fee. Reseller will not make an offer of employment to any former employee of TouchStar for a period of four
          (4) months after such employee leaves the employ of TouchStar. In the event that a court of competent jurisdiction refuses to enforce all or any portion of this Section 4.15, then such unenforceable portion will be eliminated or modified, but only to the extent necessary to permit the remaining portion of this Section 4.15 to be enforced. In the event that any provisions of this Section 4.15 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

5. TECHNICAL ASSISTANCE.

     5.1 TOUCHSTAR SOFTWARE INFORMATION. TouchStar shall make available to Reseller in English such technical information relating to the TouchStar Software as it makes available to its other Resellers generally. Reseller is not entitled to receive any source code or other technical information relating to the TouchStar Software.

     5.2 UPGRADE OF RESELLER'S CUSTOMERS. Reseller shall use reasonable commercial efforts to upgrade the software used by its Customers prior to the Effective Date to the TouchStar Software. At Reseller's request, TouchStar shall provide to Reseller and its employees assistance relating to the upgrade of software used by Reseller's Customers as of the Effective Date.

     5.3 ADDITIONAL ASSISTANCE. TouchStar shall provide to Reseller, the Other Resellers, and its and their employees assistance relating to the TouchStar Software as reasonably requested by Reseller, but in any event in an amount not to exceed twenty (20) hours of assistance per month. In the event TouchStar provides assistance to Reseller related to technical aspects of the TouchStar Software or related to the preparation of literature, technical aspects of the TouchStar Software or related to the preparation of literature, technical materials or promotional materials, Reseller shall promptly reimburse TouchStar for any out-of-pocket expenses incurred by TouchStar in connection with rendering such assistance, including all travel expenses, lodging, and meals. TouchStar may also charge reasonably hourly or per diem rates for some or all of the services rendered under this provision, provided that TouchStar notifies Reseller before the services are rendered of the rates that will apply to the services. Nothing in this
          Section 5.3 shall be construed to obligate TouchStar to provide assistance of any kind to Reseller. In the event TouchStar agrees to provide assistance, the assistance shall at all times be subject to the availability of TouchStar's personnel.

6. TERMS AND CONDITIONS OF SALE.

     6.1  PRICE AND PAYMENT.

            (a) TouchStar shall sell the TouchStar Software and Support
                Services, and provide for the installation of call center systems, for the Fees. The Fees shall be valid only for TouchStar Software and Support Services sold by Reseller or Other Resellers to Customers, and the installation of call center systems on behalf of Reseller and any Other Resellers at Customer locations, in the Territory during the Term. TouchStar shall have the right at any time and from time to time to change the Fees by providing to Reseller written notice at least thirty
                (30) days prior to the date the change becomes effective. TouchStar may change the Fees from time to time in its sole discretion; PROVIDED, HOWEVER, that new Fees shall not apply to any agreement to provide Support Services accepted by TouchStar before Reseller receives notice of the change.

            (b) TouchStar will invoice Reseller for payment of the Fee incurred within ten (10) days after the end of each billable month. Payment of the Fees shall be due and payable within ten (10) days of the date of the invoice. All or any portion of the Fees not paid when due shall bear interest at the rate of one and one-half (1.5%) per month, calculated from the date such payment is due until the date on which such payment is made, inclusive; PROVIDED, HOWEVER, that if such interest rate exceeds the amount allowed by applicable law, then the interest rate shall be adjusted to reflect the maximum amount allowed by such applicable law.

     6.2 ASSESSMENTS. Reseller shall pay when due, and indemnify and hold TouchStar harmless from any and all taxes, value added taxes, general service taxes, duties, assessments and other fees associated with the providing by Reseller of the TouchStar Software and the Support Services, and the installation of call center systems on behalf of Reseller, to Customers in the Territory pursuant to this Agreement ("Assessments"). If Reseller fails to pay any Assessments when due, and TouchStar receives any Assessment from any Governmental Body, then TouchStar shall give written notice of the Assessment to Reseller. Failure by Reseller immediately to pay such Assessment may, in TouchStar's sole discretion, result in the immediate termination of this Agreement.

     6.3 OTHER TERMS AND CONDITIONS. The terms and conditions of this Agreement and of the applicable TouchStar invoice or confirmation shall apply to all TouchStar Software and Support Services, and the installation of call center systems, provided by TouchStar under this Agreement. Terms in Reseller's purchase orders and other printed forms shall not apply to any order, notwithstanding TouchStar's acknowledgment or acceptance of the order. In the event of any conflict between the terms of this Agreement and any standard forms of either TouchStar or Reseller, the terms of this Agreement shall govern. Reseller shall not, and is not authorized to, make any warranties as to the TouchStar Software and Support Services, or with regard to the installation of call center systems by TouchStar, and any warranties exceeding the scope of TouchStar warranties shall be null and void, subject only to contrary legal requirements applicable to the Territory.

     6.4 LIMITED WARRANTY. TouchStar warrants that (a) with regard to the TouchStar Software, (i) TouchStar will convey good title to the TouchStar Software free and clear of any claims, liens, security agreements or other encumbrances and (ii) for a period of ninety (90) days after delivery, the TouchStar Software will perform in all material respects with the specifications contained in TouchStar's technical literature with regard to the TouchStar Software, (b) the Support Services will be provided in a good and workmanlike manner consistent with industry practices, and (c) with regard to call center systems installed by TouchStar, (i) TouchStar will convey good title to the call center system free and clear of any claims, liens, security agreements or other encumbrances and (ii) the call center system will be installed in a good and workmanlike manner substantially in conformance with the Specifications. EXCEPT AS PROVIDED IN THIS SECTION 6.4, TOUCHSTAR DOES NOT WARRANT THE TOUCHSTAR SOFTWARE OR SUPPORT SERVICES, OR THE INSTALLATION OF ANY CALL CENTER SYSTEM, TO RESELLER, ANY OTHER RESELLER OR ANY CUSTOMER. TOUCHSTAR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING THERETO. TOUCHSTAR IS UNAWARE OF THE USE OF ANY CALL CENTER SYSTEM INSTALLED BY TOUCHSTAR. TOUCHSTAR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER WITH REGARD TO THE USE OF ANY CALL CENTER SYSTEM, INCLUIDNG WHETHER THE USE OF THE CALL CENTER SYSTEM CONFORMS TO APPLICABLE FEDERAL, STATE AND LOCAL LAWS. RESELLER BEARS SOLE RESPONSIBILITY TO DETERMINE WHETHER THE USE OF A CALL CENTER SYSTEM BY A CUSTOMER COMPLIES WITH APPLICABLE FEDERAL STATE AND LOCAL LAWS. SHOULD APPLICABLE LAW NOT PERMIT THE FOREGOING EXCLUSION OF EXPRESS OR IMPLIED WARRANTIES, THEN TOUCHSTAR HEREBY GRANTS THE MINIMUM EXPRESS AND IMPLIED WARRANTIES REQUIRED BY SUCH APPLICABLE LAW.

     6.5 LIMITATION OF LIABILITY. IN NO EVENT SHALL TOUCHSTAR BE LIABLE TO RESELLER, ANY OTHER RESELLER OR ANY CUSTOMER BY REASON OF ANY REPRESENTATION OR IMPLIED WARRANTY, CONDITION, OTHER TERM, OR ANY DUTY AT COMMON LAW, OR UNDER THE TERMS OF THIS AGREEMENT, FOR ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH ANY ACT OR OMISSION OF TOUCHSTAR RELATING TO THE DEVELOPMENT, MANUFACTURE, OR SUPPLY OF THE TOUCHSTAR SOFTWARE, THE SERVICES, OR THE INSTALLATION OF ANY CALL CENTER SYSTEM, THEIR RESALE BY RESELLER, OR THEIR USE BY ANY CUSTOMER OR OTHER END USER. TOUCHSTAR SHALL NOT BE LIABLE FOR THE PROVISION OF SERVICES BY RESELLER OR ANY OTHER RESELLER, OR ANY ALTERATIONS OR MODIFICATIONS BY RESELLER TO THE TOUCHSTAR SOFTWARE OR ANY CALL CENTER SYSTEM. THE SOLE OBLIGATION OF TOUCHSTAR, AND THE SOLE REMEDY OF RESELLER OR ANY OTHER RESELLER, UNDER THIS AGREEMENT SHALL BE (A) WITH REGARD TO THE TOUCHSTAR SOFTWARE OR ANY CALL CENTER SYSTEM, THE REPLACEMENT OR REPAIR OF THE TOUCHSTAR SOFTWARE OR THE CALL CENTER SYSTEM OR, AT THE OPTION OF TOUCHSTAR, THE RETURN OF THE PURCHASE PRICE PAID BY RESELLER

          FOR SUCH TOUCHSTAR SOFTWARE OR CALL CENTER SYSTEM AND (B) WITH REGARD TO SERVICES, THE REPERFORMANCE OF THE SERVICES.

7. INTELLECTUAL PROPERTY RIGHTS.

     7.1  OWNERSHIP OF INTELLECTUAL PROPERTY.

            (a) Reseller acknowledges that TouchStar owns or has rights to license the intellectual property and proprietary rights in, to, and relating to the TouchStar Software and Support Services, including, but not limited to, the Intellectual Property Rights.

            (b) To the extent that Reseller or any Other Reseller is deemed to be the owner of all or any portion of the TouchStar Software, any Intellectual Property Rights of TouchStar or any Ancillary Software, or any improvements or intellectual property rights related thereto pursuant to applicable law, Reseller (i) hereby assigns exclusively to TouchStar all rights of Reseller in and to such Software and any improvements and intellectual property rights related thereto royalty-free and exclusively and (ii) shall include in any Other Reseller Agreement provision by which any Other Reseller grants to TouchStar an exclusive, perpetual, irrevocable, royalty-free assignment of all deemed rights of such Other Reseller in and to such TouchStar Software, Ancillary Software and Intellectual Property Rights. Reseller shall execute, and shall cause any Other Reseller to execute, any such documents and instruments necessary to vest in TouchStar the deemed ownership rights of Reseller or Other Reseller in and to any TouchStar Software, Ancillary Software or Intellectual Property Rights, and any improvements or intellectual property rights related thereto.

     7.2 PRIVATE LABELING. At the request of Reseller, TouchStar shall use reasonable commercial efforts to provide a private label version of the TouchStar Software (the "Private Label Software") using logos, trademarks, trade names or service marks owned by Reseller or to which Reseller has exclusive rights (the "Reseller Marks"). Reseller represents and warrants that Reseller has valid legal ownership and other exclusive rights to the Reseller Marks. Reseller grants to TouchStar a right and license to use the Reseller Marks in the preparation of the Private Label Software. Reseller shall have the right to promote, market, distribute and resell the Private Label Software pursuant to the terms and conditions of this Agreement. Reseller shall reimburse TouchStar for all costs and expenses incurred by TouchStar in making the Private Label Software available to Reseller. Except for the Reseller Marks, TouchStar shall retain all right, title and interest in and to the Private Label Software. Reseller shall indemnify, defend and hold harmless TouchStar, its Affiliates, and its and their respective directors, officers, employees, agents and representatives from and against any and all claims, suits, proceedings, costs and expenses arising out of or relating to the use by TouchStar of the Reseller Marks. TouchStar may include in the Private Label Software a legend to the effect that TouchStar owns the Private Label Software.

     7.3 USE OF TOUCHSTAR INTELLECTUAL PROPERTY RIGHTS. Reseller shall use the Intellectual Property Rights only to refer to the TouchStar Software in accordance with TouchStar's policies as announced from time to time. In particular, and without limitation, Reseller shall not (a) remove Trademarks from any Marketing Materials, (b) include any Trademarks or other Intellectual Property Rights in any promotional literature prepared by Reseller without the express written consent of TouchStar; (c) dispute or deny the validity of any of the Intellectual Property Rights (including any attempt to register or record the same in any jurisdiction), (d) do any act or omit to do any act whereby TouchStar's right, title, and interest in the Intellectual Property Rights may become invalidated or otherwise adversely affected, (e) alter, remove, destroy, conceal, or tamper with any Trademarks, (f) use any Intellectual Property Rights in any way which might prejudice their distinctiveness or validity or goodwill of TouchStar therein,
          (g) use in relation to Support Services any patents, copyrights, trademarks, or trade names other than the Intellectual Property Rights without TouchStar's prior written consent, or (h) use in the Territory any trademarks or trade names so resembling any Trademark of TouchStar as to be likely to cause confusion or deception. Upon expiration or termination of this Agreement, Reseller shall immediately cease all use of the Intellectual Property Rights and shall not thereafter use any of them or any intellectual property rights confusingly similar to the Intellectual Property Rights.

     7.4 USE OF CONFIDENTIAL INFORMATION. Reseller acknowledges that it may receive, during the term of this Agreement, certain Confidential Information belonging to TouchStar. Reseller recognizes that such Confidential Information is proprietary to TouchStar and very valuable, having involved the expenditure of substantial amounts of money and the use of skilled experts over a long period of time. Reseller shall hold TouchStar's Confidential Information in strict confidence and shall not use or disclose any Confidential Information, or permit any person to examine or copy any Confidential Information, regardless of the manner in which Reseller gained access to it, except as necessary for the performance of Reseller's obligations under this Agreement.

     7.5 PROTECTION OF CONFIDENTIAL INFORMATION. Reseller shall protect TouchStar's Confidential Information with the utmost care and shall cause its employees, agents, and independent contractors having access to such Confidential Information to sign confidentiality agreements requiring them to comply with all the terms of this Article 7.

     7.6 INFRINGEMENT CLAIMS. Reseller shall promptly notify TouchStar of any known or suspected breach of the Intellectual Property Rights and shall cooperate (without charge for personal time incurred) in TouchStar's efforts to protect such TouchStar Intellectual Property Rights. TouchStar shall defend any action brought against Reseller based on an allegation that any TouchStar Software infringes a United States or foreign Patent, Copyright, or Trademark, and TouchStar shall pay all costs and damages made in settlement or awarded as a result of any such action. If a final injunction shall be obtained in any such action restraining use of the TouchStar Software by any Customer, or if TouchStar believes that any TouchStar Software is likely to become the subject of a claim of infringement, TouchStar shall, at its option and at its expense, (a) procure for Reseller's Customer the right to continue using the TouchStar Software, (b) replace or modify the TouchStar Software so that it becomes non-infringing, or (c) repurchase the TouchStar Software on a depreciated (five-year straight line) basis. Notwithstanding the foregoing, TouchStar shall have no obligation with respect to any action brought against Reseller based on an allegation of Patent, Copyright, or Trademark infringement unless TouchStar is promptly notified by Reseller in writing of such action and is allowed complete control of the defense of such action and all negotiations for its settlement or compromise. This Section 7.6 states TouchStar's entire liability with respect to infringement of Patents, Copyrights, or Trademarks.

     7.7 EQUITABLE REMEDIES. Reseller acknowledges that TouchStar will be irreparably harmed by any breach of the provisions of this Section 7. Therefore, in addition to any other remedies that TouchStar may have, TouchStar shall be entitled to an injunction, issued by any court of competent jurisdiction, wherever located, restraining any violation of this Section 7 or specified performance if applicable. Reseller hereby waives, with respect to any future dispute related to this Section 7, any defense based on the argument that TouchStar will not be irreparably harmed by a breach or that TouchStar has available to it an adequate remedy for damages.

     7.8 RESELLER'S OBLIGATIONS AS TO CONFIDENTIAL INFORMATION AFTER TERMINATION. All obligations of Reseller relating to TouchStar Confidential Information shall survive the expiration or termination of this Agreement. Promptly upon expiration or termination of this Agreement, Reseller shall not have a right of retention with respect to, and shall return to TouchStar, all materials in Reseller's possession or control that represent or contain Confidential Information, including all memoranda, computer programs, documents, notes, and every other medium. Reseller shall not retain for its own use or the use of any third party any such materials or any copies thereof.

8. TERM AND TERMINATION.

     8.1 TERM OF AGREEMENT. This Agreement shall continue in force for a term of twelve (12) months from the Effective Date, unless terminated earlier under the provisions of this Article 8 (the "Term"); PROVIDED that TouchStar shall have the right to terminate this Agreement at any time after the Effective Date upon not less than fifteen (15) days' prior written notice to Reseller. Prior to the end of the Term, each of TouchStar and Reseller may notify the other if it desires to negotiate a further agreement by written request received at least ninety (90) days in advance of the termination of this Agreement. If both parties desire to negotiate a further agreement, they may consider the terms of this Agreement in coming to an understanding. Nothing in this Agreement shall be construed to obligate either party to renew or extend the term of this Agreement. Renewals for additional terms, if any, shall not cause this Agreement to be construed as an agreement of indefinite duration.

     8.2 TERMINATION AT TOUCHSTAR OPTION. TouchStar may terminate this Agreement upon the occurrence and continuation of any of the following events, with the understanding that, if no cure period specifically is stated with regard to an event, then no cure period for such event applies:

            (a) Reseller fails to make any payment of Fees due to TouchStar under this Agreement and such failure remains unremedied for a period of ten (10) days;

            (b) Reseller breaches any of its other obligations under this
                Agreement and such breach remains unremedied for a period of thirty (30) days;

            (c) Reseller or any Other Reseller takes any action to Reverse
                Engineer the TouchStar Software;

            (d) Reseller fails to comply with applicable Legal Requirements, including Government Controls;

            (e) Reseller fails to reach the Quotas established by the parties;

            (f) Reseller repeatedly breaches any of its obligations under this
                Agreement, even though Reseller remedies each such breach within the applicable time period specified above;

            (g) Reseller fails to execute an Other Reseller Agreement with any
                Other Reseller;

            (h) Reseller or any Other Reseller fails to deliver a License
                Agreement to a Customer;

            (i) Reseller fails to indemnify TouchStar, its Affiliates and its and their respective directors, officers, employees, agents and representatives for any claims related to or arising under any Other Reseller Agreement or the use by TouchStar of the Reseller Marks;

            (j) Reseller is negligent in the fulfillment of its obligations to market and resell the TouchStar Software;

            (k) Reseller breaches any of its obligations relating to the
                Intellectual Property Rights or Confidential Information;

            (l) Reseller, any of Reseller's officers, directors, or
                shareholders, or any entity controlling, controlled by or under common control with Reseller promotes, sells, or offers for sale any product or other item that is, in TouchStar's reasonable opinion, competitive with or capable of being substituted for any of the TouchStar Software; or Reseller engages in overt or subvert forms of boycott of the TouchStar Software, including the offer for sale of any product or other item that is, in TouchStar's reasonable opinion, competitive with or capable of being substituted for any of the TouchStar Software;

            (m) In the event of a sale, conveyance, transfer or other
                disposition, in any transaction or series of transactions that results, directly or indirectly, in a change of fifty percent (50%) or more of the aggregate voting power in Reseller as such existed on and as of the Effective Date;

            (n) Reseller is merged or consolidated with any other entity or there is a substantial change in the management or control of Reseller; or

            (o) Reseller ceases to function as a going concern or ceases to conduct its operations in the normal course of business or any of its directors, shareholders, or officers is convicted of a criminal offense or engages in any other act that in TouchStar's opinion could have an adverse effect upon TouchStar's reputation and goodwill.

     8.3 SUSPENSION OF TOUCHSTAR OBLIGATIONS. Immediately upon the occurrence of any breach by Reseller of any of its obligations under this Agreement or upon the occurrence of any event or circumstance identified in Section 7.3 of this Agreement, all of TouchStar's obligations to provide Support Services shall be suspended and such obligations shall remain suspended until the event or circumstance giving rise to the suspension has been corrected to TouchStar's satisfaction.

     8.4 SURVIVAL OF RESELLER OBLIGATIONS. The termination of this Agreement shall not terminate or affect the continuing binding obligations imposed by Sections 4.4, 4.7, 4.10, 4.12, and 5, 6, 7, 8, 9 and 10
          this Agreement. It is understood and agreed that the obligations of Reseller set forth in such provisions may be specifically enforced by TouchStar in any court of competent jurisdiction, wherever located, notwithstanding the provisions of Section 10.12(b) hereof, since no other adequate remedy may exist in the event of a breach or threatened breach by Reseller of any such provisions.

9. DUTIES UPON TERMINATION.

         In addition to any other provision of this Agreement which is designated in Section 8.6 as a provision surviving termination, the following shall apply:

     9.1  CUSTOMER AGREEMENTS.

            (a) In the event that (i) TouchStar terminates this Agreement in accordance with any one or more of the provisions of Section 8.2 or (ii) Reseller elects not to enter into a new agreement with TouchStar pursuant to Section 8.1, all Customer Agreements with Customers shall be transferred by Reseller to TouchStar.

            (b) In the event that (i) TouchStar elects not to enter into a new agreement with Reseller pursuant to Section 8.2 or (ii) Reseller terminates this Agreement in accordance with the provisions of
                Section 8.3, Reseller shall retain all Customer Agreements with Customers and TouchStar shall continue to provide Support Services under such Customer Agreements for the remaining term of such Customer Agreements.

     9.2 REFERRALS BY RESELLER. In the event that (a) TouchStar terminates this Agreement in accordance with any one or more of the provisions of
          Section 8.2 or (b) Reseller elects not to enter into a new agreement with TouchStar pursuant to Section 8.1, Reseller shall refer to TouchStar or TouchStar's designee all inquiries and orders received by Reseller pertaining to the purchase of Support Services.

     9.3  PAYMENT OF FEES.

            (a) In the event that this Agreement terminates or expires pursuant to Section 8.1(a), Reseller immediately shall pay to TouchStar all Fees outstanding on and as of the date of termination or expiration of this Agreement.

            (b) In the event that this Agreement terminates or expires pursuant to Section 8.1(b), Reseller shall continue to pay all Fees in accordance with the provisions of Section 6.2.

     9.4 INTELLECTUAL PROPERTY RIGHTS. Reseller immediately shall stop the use of Marketing Materials and Intellectual Property Rights, and shall return any unused Marketing Materials and all physical media upon which Intellectual Property Rights are contained by TouchStar.

     9.5 SHIPMENTS FOLLOWING NOTICE OF TERMINATION. The expiration or termination of this Agreement shall not relieve TouchStar of its continuing obligation to ship TouchStar Software pursuant to any purchase orders accepted by TouchStar prior to the notice of termination, nor shall it relieve Reseller of its continuing obligation to accept and pay for such TouchStar Software; PROVIDED, HOWEVER, that with respect to all TouchStar Software shipped after any notice of termination, Reseller shall make payment prior to shipment on terms and conditions and by means satisfactory to TouchStar, notwithstanding any credit terms that may have been available to Reseller prior to such notice of termination.

     9.6 LIABILITY UPON TERMINATION. TouchStar shall have no liability to Reseller or any Other Reseller by reason of the termination or expiration of this Agreement for compensation, reimbursement, or damages of any kind, including any loss of prospective profits on anticipated sales, loss of goodwill, or investments made in reliance on this Agreement. Reseller acknowledges that it has received no assurances from TouchStar that its business relationship with TouchStar will continue beyond the term established in this Agreement, or that it will obtain any anticipated amounts of profits in connection with this Agreement, or that it will recoup its investment in the promotion of the TouchStar Software. Reseller also acknowledges that Reseller's failure to reach the Quotas will have a significant adverse impact on TouchStar's goodwill in the Territory, and that if Reseller is terminated because of failure to meet the Quotas, then Reseller will not be entitled to compensation of any kind (beyond the notice period set forth in this Agreement), since the damage to TouchStar's goodwill is likely to be at least as great as any losses Reseller might incur as a result of the termination. However, these provisions apply only to damages that are attributable to the expiration or termination of this Agreement and shall not affect any amount due under this Agreement or the right of either party to seek damages directly attributable to any breach.

10. GENERAL PROVISIONS.

     10.1 RELATIONSHIP BETWEEN THE PARTIES. Neither party to this Agreement and none of their respective agents, employees, representatives or independent contractors shall (a) be considered an agent, employee, or representative of the other party for any purpose whatsoever, (b) have any authority to make any agreement or commitment for the other party or to incur liability or obligation in the other party's name or on its behalf, or (c) represent to third parties that any of them has any right so to bind the other party hereto, it being intended that each party shall remain an independent contractor responsible only for its own actions. Nothing contained in this Agreement shall be construed or interpreted as creating an agency, partnership, or joint venture relationship between the parties.

     10.2 RESELLER REPRESENTATION, WARRANTY AND UNDERTAKING. Reseller (a) represents and warrants that (i) it is a corporation duly organized and existing under the laws of the jurisdiction of its incorporation with all necessary corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and that the execution, delivery, and performance of its obligations under this Agreement have been duly authorized by all requisite corporate action of Reseller and all Legal Requirements of Governmental Bodies, (ii) it has the requisite skill and knowledge necessary to perform its obligations under this Agreement, (iii) that it currently is not in violation of any Legal Requirements, and (iv) no current employee or shareholder of TouchStar has an ownership interest in Reseller or any affiliate or related entity of Reseller; and (b) covenants that, during the Term, it (i) shall use its best endeavors to maintain its corporate identity and remain in existence under the organizing laws of its jurisdiction and (ii) promptly notify TouchStar in the event that any employee or shareholder of TouchStar obtains an ownership interest in Reseller or any affiliate or related entity of Reseller.

     10.3 NOTICES. Without precluding any other sufficient form of notice, all notices, demands, or other communications under this Agreement shall be deemed given if sent by registered airmail, facsimile, hand delivery, or express courier to the address of the party as set out in this Agreement or to another address specified by the party. All notices, demands, and other communications in connection with this Agreement shall be written in the English language.

     10.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes any and all written or oral agreements previously existing between the parties with respect to such subject matter. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties.

     10.5 WAIVER. Either party's failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any of its rights or remedies, nor shall it relieve the other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought. Such waiver shall be limited to provisions of this Agreement specifically referred to therein and shall not be deemed a waiver of any other provision. No waiver shall constitute a continuing waiver unless the writing states otherwise.

     10.6 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and assigns of each of the parties.

     10.7 ASSIGNMENT.

            (a) TouchStar may assign this Agreement and the rights and responsibilities under this Agreement to an Affiliate upon written notice to Reseller.

            (b) Except for the rights of TouchStar under Section 10.7(a), this
                Agreement may not be assigned by either party without the prior written consent of the other. Any attempted assignment in violation of this provision shall be void and shall be deemed a breach of this Agreement.

     10.8 INDEMNIFICATION. Reseller shall be solely responsible for, and shall indemnify TouchStar, its officers, directors, employees, and agents against, and hold each of them harmless from, any and all claims (including without limitation, all damages (whether direct, indirect, incidental, criminal, special, or punitive), losses, liabilities, expenses, costs, and attorneys' fees related to such claims) resulting from (a) the negligent or willful failure of Reseller to comply with its obligations hereunder, (b) the acts or omissions of Reseller, its officers, directors, employees, or agents during the term of this Agreement or thereafter, (c) any express or implied representation or warranty made by Reseller or any of its officers, directors, employees or agents with regard to the TouchStar Software or the Support Services not contained in written literature of TouchStar or specifically authorized by TouchStar in writing, and (c) the installation of a call center system by TouchStar on behalf of Reseller or any Other Reseller and the use of the TouchStar Software in the operation of a call center system, unless caused by the gross negligence or willful misconduct of TouchStar.

     10.9 SECTION HEADINGS; CONSTRUCTION. The section headings in this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the construction of any of its provisions. The word "including" shall be ascribed a non-exclusive meaning unless followed by the word "only."

    10.10 SEVERABILITY. In the event that any of the provisions of this Agreement shall be held by a court, arbitral panel, or tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

    10.11 PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the parties to it. This Agreement shall not be construed to relieve or discharge any obligations or liabilities of third persons, nor shall it be construed to give third persons any right of subrogation or action over against any party to this Agreement.

    10.12 GOVERNING LAW AND ARBITRATION.

            (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND
                CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, UNITED STATES, WITHOUT REGARD TO ITS PRINCIPLES REGARDING CONFLICT OF LAWS.

            (b) ARBITRATION. Any dispute arising out of or relating to this
                Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement that cannot reasonably be resolved by the Parties shall be settled exclusively and finally by binding arbitration under the International Arbitration Rules of the American Arbitration Association in effect on and as of the date of this Agreement (the "AAA Rules"), except as such AAA Rules are modified pursuant to this Section 10.12(b).

                  (i) The arbitration shall be conducted before a panel of three (3) arbitrators, each of whom shall be fluent in English and shall have knowledge in the call center industry. TouchStar shall appoint one (1) arbitrator, Customer shall appoint one (1) arbitrator, and the third arbitrator shall be selected by the two (2) arbitrators so appointed; PROVIDED, HOWEVER, that if the two (2) arbitrators appointed by the parties fail to select the third arbitrator within thirty (30) days after the date on which the last of such two (2) arbitrators are appointed, then the third arbitrator shall be appointed by the administrator in accordance with the AAA Rules. The third arbitrator, regardless of how selected, shall chair the arbitration panel.

                  (ii) Once the arbitrators are impaneled, if (A) an arbitrator withdraws after a challenge, (B) the administrator sustains a challenge and removes an arbitrator, (C) an arbitrator dies, or (D) an arbitrator otherwise resigns or is removed, then the party which appointed such arbitrator shall appoint a replacement arbitrator within thirty (30) days in accordance with the procedures set forth in Section 10.12(b)(i).

                  (iii) The arbitration shall be conducted in Denver, Colorado,
                        United States. The arbitration shall be conducted in English; PROVIDED, that either party, at its cost, may provide for the simultaneous translation of the arbitration into a language other than English.

                  (iv) No less than thirty (30) days prior to the date on which the arbitration proceeding is to begin, each party shall submit to the other party the documents, in English, and list of witnesses it intends to use in the arbitration. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party.

                  (v) The arbitrators shall apply the substantive law of the State of Colorado to any decision issued by the arbitration panel, and the arbitrators shall be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect. Any arbitration award for money damages shall be in Dollars. Other than pursuant to this Section 10.12(b)(v), the arbitration award shall not include any indirect, incidental, special, consequential, or punitive damages and the arbitrators shall be so instructed.

                  (vi) Any arbitration award pursuant to this Section 10.12(b) shall be subject to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

            (c) JURISDICTION AND VENUE FOR INTERIM RELIEF. Notwithstanding the
                provisions of Section 10.12(b), each party shall have the right to bring an action in a court of competent jurisdiction of any equitable or other relief as may be necessary to protect the rights of such party under this Agreement.

            (d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY
                IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS INTERPRETATIONS.

    10.13 GOVERNING LANGUAGE. The governing language of this Agreement shall be English. If this Agreement is translated into a language other than English, then the English version shall prevail.

    10.14 EXCLUSION OF UNITED NATIONS CONVENTION. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded from application to this Agreement.

    10.15 FORCE MAJEURE. Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond that party's control, including but not limited to acts of God, war, riot, acts of terrorism, embargoes, acts of civil or military authorities, compliance with governmental laws, rules or regulations, failure of telecommunications connectivity beyond the reasonable control of the parties, accidents, strikes, labor disputes, or shortages. Failure to perform shall be excused during the continuance of such circumstances, but this Agreement shall otherwise remain in effect.

    10.16 PUBLICITY; DISCLOSURES. Except as expressly provided herein and except to the extent required by applicable law, no news releases or other public disclosures relating to this Agreement, its existence or its subject matter, including without limitation, photographs, public announcements or confirmation of the same, shall be made by either party without the prior written approval of the other party.

















                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS OF THE FOREGOING, the parties have caused this Agreement to be signed by their respective duly authorized representatives all as of the Effective Date.



WORLDWIDE STRATEGIES INC.                 TOUCHSTAR SOFTWARE CORPORATION



By: /s/ JAMES P.R. SAMUELS                By: /s/ SHAWN SUHRSTEDT
   ----------------------------               -----------------------------
Title:  PRESIDENT                         Title:    CFO
      -------------------------                 ---------------------------
Date:  SEPT 14-2005                       Date:   9/15/5
     --------------------------                ----------------------------